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                                                                     EXHIBIT 5.1

March 12, 2001


Contango Oil & Gas Company
3700 Buffalo Speedway, Suite 960
Houston, Texas 77098

Re: Contango Oil & Gas Company Form S-8 Covering Securities to be issued under the Contango Oil & Gas 1999 Stock Incentive Plan

Ladies and Gentlemen:

We are special counsel to Contango Oil & Gas Company (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the registration of up to 2,500,000 shares of common stock, par value $0.04 per share (the "Shares"), of the Company to be issued under the Company's 1999 Stock Incentive Plan, as amended (the "Plan").

We have examined copies of the Registration Statement, the Company's Certificate of Incorporation, bylaws, resolutions adopted by the board of directors and such other documents, and have made such inquiries of the Company's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP